Designated Filer:	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 19, 2015

Explanation of Responses:

(1)        This Form 3 is filed on behalf of Basswood Partners, L.L.C. and Basswood Enhanced Long Short GP, LLC. (collectively, the “Reporting Persons”).  Basswood Partners, L.L.C. is the general partner of Basswood Financial Fund, LP, Basswood Opportunity Partners, LP and Basswood Long Only Fund, LP, and may be deemed to have a pecuniary interest in the Common Stock directly held by BFF, BOP and BLOF (as defined below).  Basswood Enhanced Long Short GP, LLC is the general partner of Basswood Enhanced Long Short Fund, LP, and may be deemed to have a pecuniary interest in the Common Stock directly held by BELSF.  Basswood Partners, L.L.C. disclaims beneficial ownership of the shares held directly by BELSF.  Basswood Enhanced Long Short GP, LLC disclaims beneficial ownership of the shares held directly by BFF, BOP and BLOF.

(2)        Common Stock held directly by Basswood Financial Fund, LP (“BFF”).

(3)        Common Stock held directly by Basswood Opportunity Partners, LP (“BOP”).

(4)        Common Stock held directly by Basswood Financial Long Only Fund, LP (“BLOF”).

(5)        Common Stock held directly by Basswood Enhanced Long Short Fund, LP (“BELSF”).

Due to the limitations on the number of Reporting Persons allowed on Form 3, BFF, BOP, BLOF, BELSF and certain other affiliates of the Reporting Persons, which may be deemed to have pecuniary interests in the shares of Common Stockreporting herein by the Reporting Persons, are reporting their beneficial ownership on a separate Form 3.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person.